Exhibit 10.3

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”) by and between SelectQuote, Inc. (the “Company”) and William Grant III (the “Executive”), dated as of May 21, 2019 (the “Agreement”).

1. Employment Period. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company, subject to the terms and conditions of this Agreement, for the period commencing on the date hereof and ending on the third anniversary thereof (the “Employment Period”); provided, that as of the expiration date of each of the initial Employment Period and any Renewal Period (as defined below), the Employment Period will automatically be extended for an additional year (each such one-year period, a “Renewal Period”), unless either party gives at least 90 days written notice prior to such expiration date of its intention not to renew the Employment Period; but, provided, further, that the Company may not give a notice of non-renewal during the two-year period following a Change of Control (as defined below) or in anticipation of a specific potential Change of Control. Notwithstanding the foregoing, the Employment Period shall immediately terminate upon any termination of the Executive’s employment with the Company and its subsidiaries pursuant to Section 3.

2. Terms of Employment. (a) Title. During the Employment Period, the Executive shall serve as Chief Marketing Officer of the Company and President of its Senior Division, shall devote the Executive’s full business attention and time to the business and affairs of the Company, and shall use the Executive’s best efforts to perform faithfully and efficiently such responsibilities.

(b) Compensation and Employee Benefits.

(i) Annual Base Salary. During the Employment Period, the Executive shall receive an annual base salary (the “Annual Base Salary”) of no less than $250,000, less applicable withholding and payroll deductions, payable in accordance with the Company’s regular payroll practices. The Annual Base Salary will be reviewed at least annually by the Compensation and Management Development Committee of the Board (the “Compensation Committee”) for increase but not decrease, provided that there is no guarantee that any annual review will result in an increase.

(ii) Annual Bonus Opportunity. During the Employment Period, the Executive shall participate in the Company’s annual bonus program for executives as in effect from time to time, pursuant to which the Executive will have the opportunity to earn, for each fiscal year of the Company, an annual bonus (the “Annual Bonus”), with a target Annual Bonus opportunity equal to 35% of the Annual Base Salary (the “Target Bonus”). The actual amount of the Annual Bonus paid for each applicable fiscal year, if any, shall be determined by the Company in its discretion. Payment of any Annual Bonus shall be subject to the Executive’s continued employment through the applicable payment date, except as provided herein.

(iii) Employee Benefits. During the Employment Period, the Executive shall be entitled to participate in the employee benefit plans, practices, policies and programs generally applicable to other senior executives of the Company.

3. Termination of Employment. (a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may provide the Executive with written notice in accordance with Section 8(c) of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after the Executive’s receipt of such notice (the “Disability Effective Date”); provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean a condition that has resulted, or is reasonably expected to result, in the absence of the Executive from the Executive’s duties with the Company for 60 days within a 365-day period as a result of incapacity due to mental or physical illness.

(b) Cause. The Company may terminate the Executive’s employment during the Employment Period either with or without Cause. For purposes of this Agreement, “Cause” shall mean the Executive’s:

(i) willful refusal to perform in any material respect the Executive’s duties or responsibilities for the Company and its affiliates or to comply in any material respect with material policies and procedures of the Company and its affiliates;

(ii) conviction of or entry of a plea of guilty or nolo contendere to a crime (other than a vehicular misdemeanor);

(iii) material breach of this Agreement; or

(iv) fraud or other illegal conduct in the performance of the Executive’s duties for the Company and its affiliates.

provided, however, that the Executive’s termination of employment shall not be deemed to be for Cause unless (A) the Company has delivered to the Executive written notice describing the occurrence of one or more Cause events, (B) the Executive has, to the extent such event or events are curable, failed to cure such event or events within 10 days after its receipt of such written notice and (C) the Company has delivered to the Executive a Notice of Termination within 30 days after the expiration of the 10-day cure period.

(c) Good Reason. The Executive’s employment may be terminated by the Executive either with or without Good Reason. For purposes of this Agreement, “Good Reason” shall mean the Executive’s voluntary resignation after any of the following actions are taken by the Company without the Executive’s consent:

(i) a material breach by the Company of this Agreement; or

(ii) a relocation of the Executive’s principal place of employment of more than 50 miles;

(iii) a reduction of the Annual Base Salary or a material reduction in the Target Bonus;

(iv) a material diminution of the Executive’s position, duties and responsibilities; or

(v) a notice of non-renewal of the Employment Period given by the Company pursuant to Section 1.

provided, however, that the Executive’s termination of employment shall not be deemed to be for Good Reason unless (A) the Executive has delivered to the Company written notice describing the occurrence of one or more Good Reason events within 90 days of such occurrence, (B) the Company fails to cure such event or events within 30 days after its receipt of such written notice and (C) the Executive has delivered to the Company a Notice of Termination within 30 days after the expiration of the 30-day cure period.

(d) Notice of Termination. Any termination by the Company with or without Cause, or by the Executive with or without Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 8(c). For purposes of this Agreement, a “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) specifies the Date of Termination, which date shall be not more than 30 days after the delivery of such notice.

(e) Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company with or without Cause, or by the Executive with or without Good Reason, the date of receipt of the Notice of Termination or any later date specified therein that is within 30 days following the date of notice, as the case may be (except that in the case of a termination by the Executive, the Company may in its sole discretion change any such later date to a date of its choosing between the date of such receipt and such later date, and such acceleration shall for the avoidance of doubt not constitute a Termination by the Company), or (ii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as applicable. Effective as of the Date of Termination, the Executive shall resign from all offices and positions he may hold with the Company and its affiliates. The Executive agrees to execute any documentation necessary to effectuate the provisions of the foregoing sentence.

4. Obligations of the Company upon Termination. (a) Good Reason; Other Than for Cause, Death or Disability. If, during the Employment Period, the Company terminates the Executive’s employment without Cause (other than due to death or Disability) or the Executive terminates his employment for Good Reason, then, subject, in the case of clauses (ii), (iii) and (iv) below, to the Executive executing a release of claims in a form to be provided by the Company that is consistent in all material respects with the form of release set forth as Exhibit A hereto (as such form may be reasonably updated by the Company to reflect changes in law or in customary market practice), and such release becoming irrevocable in accordance with its terms prior to the 60th day following the Date of Termination (the “Release Date”), the Company shall pay or provide to the Executive the following:

(i) the portion of the Executive’s Annual Base Salary due for the period through the Date of Termination, reimbursement for business expenses incurred, (together, the “Accrued Obligations”), and any Annual Bonus earned for a fiscal year that concluded prior to the Date of Termination, in all cases, to the extent not theretofore paid, which obligations shall be paid in a lump sum in cash within 60 days following the Date of Termination or as otherwise required by law;

(ii) a prorated bonus for the year during which occurs the Date of Termination, payable on the same date that bonuses are paid to Company executives generally (but in no event later than September 15 of the year that follows the year during which the Date of Termination occurs), equal to the product of (A) the Target Bonus multiplied by (B) a fraction, the numerator of which is the number of days elapsed during such year through the Date of Termination, and the denominator of which is 365 (366, if such year is a leap year);

(iii) a cash severance payment, payable within ten days of the Release Date, in an amount equal to one (1.5, if the Date of Termination occurs during the 90-day period prior to a Change of Control or during the two-year period commencing on a Change of Control (any such termination, a “Change of Control Termination”)) (as applicable, the “Severance Multiple”) times the sum of (A) the Annual Base Salary and (B) the Target Bonus (the “Severance Payment”); and

(iv) in the event the Executive elects continued medical and dental benefit coverage pursuant to Section 4980B(f) of the Internal Revenue Code of 1986, as amended (the “Code”) and complies with all terms and conditions of the applicable plans, then until the earliest of (A) the end of the Severance Period (as defined below), (B) the 18-month anniversary of the Date of Termination, and (C) such time as the Executive becomes eligible to receive medical and dental benefits under another employer-provided plan, the Company shall reimburse the Executive for the excess of the monthly cost of premiums associated with such coverage over the portion of the monthly premiums for such coverage payable by a similarly situated active employee, with each reimbursement paid on or prior to the 10th day of the month to which the applicable premium relates; provided, however, that all such reimbursements that would otherwise be provided during the period between the Date of Termination and the Release Date shall be accumulated and paid within 10 days following the Release Date.

In addition, to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive, in accordance with the terms of the applicable plan, program, policy, practice or contract, any other amounts or benefits required to be paid or provided or that the Executive is eligible to receive under any plan, program, policy, practice or contract of the Company (including, without limitation, any vacation policy) through the Date of Termination (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”). Other than as set forth in this Section 4(a), in the event of a termination of the Executive’s employment by the Company without Cause (other than due to death or Disability) or by the Executive for Good Reason, the Company shall have no further obligation to the Executive under this Agreement. For the avoidance of doubt, if the Executive does not execute a release of claims in a form to be provided by the Company that is consistent in all material respects with the form of release set forth as Exhibit A hereto (as such form may be reasonably updated by the Company to reflect changes in law) or such release does not become irrevocable in accordance with its terms prior to the Release Date, then the Company shall have no obligation to pay or provide the payment and benefits set forth in Section 4(a)(ii-iv).

(b) Other Termination. If the Executive’s employment is terminated during the Employment Period for a reason other than those governed by Section 4(a), the Employment Period shall terminate without further obligations to the Executive under this Agreement, other than for payment of the Accrued Obligations within 60 days following the Date of Termination and the timely payment or provision of Other Benefits.

(c) Certain Definitions and Rules. For purposes hereof, (i) the “Severance Period” shall be a period of months commencing on the Date of Termination equal to the product of the applicable Severance Multiple multiplied by 12, (ii) a “Change of Control” shall mean either of (A) any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) becoming the beneficial owner of 50% or more of the combined voting power of the then-outstanding voting securities of the Company (the “Outstanding Company Voting Securities”); provided, that the following acquisitions shall not constitute a Change of Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its affiliates, or (4) any acquisition pursuant to a Non-Control Transaction (as defined below), or (B) the consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or securities of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then-outstanding voting securities of the ultimate parent entity resulting from such Business Combination in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Voting Securities, as the case may be (a Business Combination satisfying this exception, a “Non-Control

Transaction”), (iii) if a termination described in Section 4(a) occurs during the 90-day period preceding a Change of Control but the Severance Payment is made prior to consummation of such Change of Control, the Company shall make the initial Severance Payment (based on the Severance Multiple that would apply for a Date of Termination not proximate to a Change of Control) and shall thereafter make an additional payment (no later than the earlier of the 91st day following the Date of Termination and the 74th day after such consummation) equal to the excess of the amount that would have been payable had the enhanced Severance Multiple been utilized for the initial Severance Payment over the amount actually paid pursuant to the Initial Severance Payment.

5. No Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of any amounts payable to the Executive under Section 4(a) and such amounts shall not be reduced whether or not the Executive obtains other employment.

6. Restrictive Covenants. In consideration of the Company’s commitments and promises hereunder, the Executive hereby re-affirms the Executive’s obligations under the Employee Agreement between the Executive and the Company, dated as of December 7, 2016 (the “Employee Agreement”); provided, that the Employee Agreement is hereby amended to provide that in the event of a Change of Control Termination, the non-competition restrictions set forth in clause (ii) of the final sentence of Section 3 thereof shall expire at the end of the Severance Period; but, provided, further, that the Company may in such event elect, by providing written notice to the Executive pursuant to Section 8(c) no later than the 60th day following the Date of Termination, to extend the period during which such restrictions apply through any date that is not later than the second anniversary of the Date of Termination, in which case the Severance Multiple shall be increased to a number equal to the quotient of the total number of days during such restricted period (as extended) divided by 365. The parties hereto acknowledge that the Employee Agreement (as amended by the preceding sentence) remains in full force and effect, and agree that its terms shall be deemed incorporated herein. The parties hereto agree that the provisions of the Employee Agreement (the “Covenants”) and of this Agreement have been specifically negotiated by sophisticated commercial parties and agree that all such provisions are reasonable under the circumstances of the activities contemplated by the Employee Agreement and this Agreement. The Executive acknowledges and agrees that the Covenants are reasonable in light of all of the circumstances, are sufficiently limited to protect the legitimate interests of the Company and its affiliates, impose no undue hardship on the Executive, and are not injurious to the public. In light of the foregoing acknowledgements, the Executive agrees not to challenge or contest the reasonableness, validity or enforceability of the Covenants or of any other limitations and obligations contained in this Agreement or in the Employee Agreement.

7. Successors. This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

8. Miscellaneous. (a) Governing Law and Forum. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.

(b) Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(c) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party, by email or facsimile (with confirmation of receipt) or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive: To the most recent address, email or facsimile number on file with the Company.

If to the Company:

SelectQuote, Inc.

6800 W. 115th St., Suite 2511

Overland Park, KS 66211

Email Address: raff.sadun@selectquote.com

or to such other address, email address or facsimile number as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(d) Invalidity. If any term or provision of this Agreement or the Employee Agreement or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement and the Employee Agreement or the application of such term or provision to persons or circumstances other than those to which it is invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement and of the Employee Agreement shall be valid and be enforced to the fullest extent permitted by law.

(e) Survivability. The provisions of this Agreement that by their terms call for performance subsequent to the termination of either the Executive’s employment or this Agreement (including the terms of Section 6 and of the Employee Agreement) shall so survive such termination.

(f) Section Headings; Construction. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation hereof. For purposes of this Agreement, the term “including” shall mean “including, without limitation.”

(g) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(h) Tax Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(i) Section 409A.

(i) General. It is intended that payments and benefits made or provided under this Agreement shall not result in penalty taxes or accelerated taxation pursuant to Section 409A of the Code (“Section 409A”). Any payments that qualify for the “short-term deferral” exception, the separation pay exception or another exception under Section 409A shall be paid under the applicable exception. Each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the exclusion under Section 409A for short-term deferral amounts, the separation pay exception or any other exception or exclusion under Section 409A. All payments of nonqualified deferred compensation to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A to the extent necessary in order to avoid the imposition of penalty taxes on the Executive pursuant to Section 409A. In no event may the Executive, directly or indirectly, designate the calendar year of any payment under this Agreement.

(ii) Reimbursements and In-Kind Benefits. Notwithstanding anything to the contrary in this Agreement, all reimbursements and in-kind benefits provided under this Agreement that are subject to Section 409A shall be made in accordance with the requirements of Section 409A, including, where applicable, the requirement that (A) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement); (B) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (C) the reimbursement of an eligible expense shall be made no later than the last day of the calendar year following the year in which the expense is incurred; and (D) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(iii) Delay of Payments. Notwithstanding anything to the contrary in this Agreement, if the Executive is considered a “specified employee” for purposes of Section 409A (as determined in accordance with the methodology established by the Company as in effect on the Date of Termination), any payment on account of the Executive’s separation from service that constitutes nonqualified deferred compensation within the meaning of Section 409A and that is otherwise due to the Executive under this Agreement during the six-month period immediately following the Executive’s separation from service (as determined in accordance with Section 409A) shall be accumulated and paid to the Executive on the first business day of the seventh month following the Executive’s separation from service (the ‘‘Delayed Payment Date”). If the Executive dies during the postponement period, the amounts and entitlements delayed on account of Section 409A shall be paid to the personal representative of the Executive’s estate on the first to occur of the Delayed Payment Date or 30 days after the date of the Executive’s death.

(j) Parachute Payments. In the event that any payments or benefits received or to be received by the Executive pursuant to this Agreement or otherwise (i) constitute “parachute payments” within the meaning of Section 280G of the Code, as determined by the accounting firm that audited the Company prior to the relevant “change in ownership or control” within the meaning of Section 280G of the Code or another nationally known accounting or employee benefits consulting firm selected by the Company prior to such change in ownership or control (the “Accounting Firm”) and (ii) but for this Section 8(j), would, in the judgment of the Accounting Firm, be subject to the excise tax imposed by Section 4999 of the Code by reason of Section 280G of the Code, then the Executive’s benefits under this Agreement shall be payable either: (A) in full, or (B) as to such lesser amount which would result in no portion of such payments or benefits being subject to the excise tax under Section 4999 of the Code, as determined by the Accounting Firm, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by Executive, on an after-tax basis, of the greatest amount of payments and benefits under this Agreement, as determined by the Accounting Firm, notwithstanding that all or some portion of such payments and benefits may be taxable under Section 4999 of the Code. In the event that a lesser amount is paid under clause (ii)(B) above, then the elements of Executive’s payments hereunder shall be reduced in such order (1) as the Company determines, in its sole discretion, has the least economic detriment to the Executive and (2) which does not result in the imposition of any tax penalties under Section 409A on the Executive. To the extent the economic impact of reducing payments from one or more elements is equivalent, and subject to clause (2) of the preceding sentence, the reduction may be made pro rata by the Company in its sole discretion. In connection with making determinations hereunder, the Accounting Firm shall take into account the value of any reasonable compensation for services to be rendered by the Executive before or after the 280G CIC, including any noncompetition provisions that may apply to the Executive (whether set forth in this Agreement or otherwise), and the Company shall cooperate in the valuation of any such services, including any noncompetition provisions.

(k) Amendments. No provision of this Agreement shall be modified or amended except by an instrument in writing duly executed by the parties hereto. No custom, act, payment, favor or indulgence shall grant any additional right to the Executive or be deemed a waiver by the Company of any of the Executive’s obligations hereunder or release the Executive therefrom or impose any additional obligation upon the Company. No waiver by any party of any breach by the other party of any term or provision hereof shall be deemed to be an assent or waiver by any party to or of any succeeding breach of the same or any other term or provision.

(l) Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto on the subject matter hereof and supersedes and cancels in their entirety all prior understandings, agreements and commitments, whether written or oral, relating to the terms and conditions of employment between the Executive and the Company (but not, for the avoidance of doubt, the Employee Agreement).

[Signature page follows]

IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement as of the date first above written.

EXECUTIVE

/s/ William Grant III
William Grant III

SELECTQUOTE, INC.

By:	/s/ Raffaele Sadun
Name: Raffaele Sadun
Title: CFO

[Signature Page to Employment Agreement]

EXHIBIT A

FORM OF RELEASE

SEPARATION AGREEMENT AND RELEASE OF CLAIMS

I [will be leaving] [ceased] employment with Select Quote, Inc. (together with its parent and affiliated organizations, and its past and present officers, directors, agents, and employees, the “Company’’) on             . In conjunction with my departure from the Company and as required by the Employment Agreement between me and SelectQuote, Inc.,              dated 2019 (the “Employment Agreement”) as a condition of my receipt of severance benefits pursuant to Section 4(a) thereof, I would like to resolve any differences I may have with the Company. Accordingly, I voluntarily enter into this separation agreement (this “Agreement”).

I understand that, whether or not I sign this Agreement, the Company will pay me the benefits described in Section 4(a)(i) of the Employment Agreement. In addition and only in exchange for signing this Agreement, the Company will provide me the benefits set forth in Sections 4(a)(ii-iv) of the Employment Agreement (the “Additional Consideration”). I realize that I am not otherwise entitled to the Additional Consideration, but am receiving it only because I am entering into this Agreement. I also understand that I will receive the Additional Consideration only ifl do not revoke this Agreement (as described below). I further understand that this Agreement is not an admission of liability or wrongdoing on behalf of either the Company or me.

In exchange for the Additional Consideration from the Company, I, on behalf of myself, my heirs, executors, administrators, trustees, legal representatives, and assigns (collectively, the “Releasors”) hereby waive, release, and forever discharge SelectQuote, Inc. and its subsidiaries and affiliates, and its and their respective divisions, branches, predecessors, successors, assigns, and past or present directors, officers, employees, agents, partners, members, stockholders, representatives, attorneys, consultants, independent contractors, trustees, administrators, insurers, and fiduciaries, in their individual and representative capacities (collectively, the “Releasees”) from any actions, causes of action, complaints, charges, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands (including attorneys’ fees, costs, and disbursements actually incurred), whether known or unknown, at law or in equity, suspected or unsuspected, of every kind and nature whatsoever, that any Releasor may have against any Releasee. I understand that among the claims hereby released are any claims under the Age Discrimination in Employment Act, 29 U.S.C. section 621 et. seq (“ADEA’’). I also understand that the Releasors are releasing all claims of any kind against the Releasees, including, but not limited to, claims (x) arising under any federal, state or local constitution, law, statute, regulation or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; ADEA; the National Labor Relations Act; the Fair Labor Standards Act; the Americans With Disabilities Act; the Family Medical Leave Act; the Employee Retirement Income Security Act; the Reconstruction Era Civil Rights Act, each as amended, and any other claim of discrimination, harassment, or retaliation in employment (whether based on federal, state, or local law, statutory or decisional), and (y) based on the law of contracts (including under the Employment Agreement), torts or intentional torts. Notwithstanding the foregoing, this paragraph shall not release any Releasee from any claim that may not lawfully be waived.

A-1

I understand that, although I am releasing any claims I may now have against the Releasees, nothing in this Agreement will prevent me from filing a charge or complaint with, reporting possible violations of any law or regulation to, providing information or documents to, or participating in any investigation or proceeding conducted by, the National Labor Relations Board, Equal Employment Opportunity Commission, the Securities and Exchange Commission, or any other governmental authority charged with the enforcement of any laws, and nothing in this Agreement prevents me from exercising my right to engage in protected concerted activity with other employees under the National Labor Relations Act. However, to the extent permitted by applicable law, by signing this Agreement I am waiving any right to individual relief based on claims asserted in such a charge or complaint, or asserted by any third-party on my behalf, except for any right I may have to receive payment from a government agency (and not from the Company) for information provided to the government agency.

I acknowledge that I have: (i) reported to the Company any and all work-related injuries or occupational disease incurred during employment by the Company; (ii) been properly provided any leave requested under the FMLA or similar state/local laws and have not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave; (iii) had the opportunity to provide the Company with written notice of any and all concerns regarding suspected ethical and compliance issues or violations on the part of the Company or any other released person or entity; and (iv) reported any pending judicial and administrative complaints, claims, or actions filed against the Company or any other released person or entity.

I agree not to disclose the terms of this Agreement to anyone except my spouse, attorney, or tax advisor, or as otherwise provided in this Agreement. I also agree that I will not make disparaging statements about the Company and the Company will instruct its directors and officers not to make disparaging statements about me.

I reaffirm my obligations under Section 6 of the Employment Agreement and under the Employee Agreement (as defined in the Employment Agreement).

I understand that I may take up to 21 days to decide whether to sign this Agreement. I also understand that, by way of this Agreement, the Company has advised me to consult with an attorney before signing this Agreement.

I understand that, even if I sign this Agreement, I can change my mind and revoke this Agreement within 7 days after I sign it by notifying the Company in writing of my decision to revoke. I realize that, if I do not revoke this Agreement during that 7-day period, the Agreement will become enforceable on the eighth day after I sign it (the “Effective Date”), and the Company will pay the Additional Consideration described above on the terms, and at the times, set forth in the Employment Agreement.

A-2

My signature below indicates that I have carefully considered the terms of this Agreement, and have signed it voluntarily.

William Grant III	Date

Acknowledged and Agreed:

On behalf of SelectQuote, Inc.

A-3